Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Amendment No. 2 to the Registration Statement on Form S-4 of Isabella Bank Corporation of our report dated March 13, 2026 relating to the consolidated financial statements of Isabella Bank Corporation, which report appears in the Annual Report on Form 10-K for the year ended December 31, 2025, filed on March 13, 2026. We also consent to the reference to our firm under the caption “experts” in the prospectus that constitutes a part of such Registration Statement.

/s/ Plante & Moran, PLLC

Grand Rapids, Michigan

August 6, 2026